EXHIBIT 99.1
Yost Resigns As Executive Vice President and CFO of Hayes Lemmerz
NORTHVILLE, Mich., May 14 /PRNewswire-FirstCall/ — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced that James A. Yost, its Executive Vice President and Chief Financial Officer, will be resigning to accept a similar position at Dana Holding Corporation. Mr. Yost has been with the Company since 2002.
“It has been a pleasure working with the Hayes management team over the past six years. Helping the Company emerge from reorganization into a strong, global automotive supplier has been a great experience. The Company is poised for continued success and I wish the team well,” said Mr. Yost.
“Jim has been a key member of the management team, helping the Company execute its restructuring, building a strong international finance team, establishing a solid capital structure and advising me and the Board on important issues,” said Curtis J. Clawson, President, CEO and Chairman of the Board. “We will miss his experience and capabilities, but we wish him well in his new position.”
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels and powertrain components. The Company has 24 facilities and over 7,000 employees worldwide.